Exhibit 99.1

Diedrich Coffee Reports First Quarter Results

Irvine, California, November 4, 2003 - Diedrich Coffee, Inc. (Nasdaq:DDRX) today announced operating results for its first fiscal quarter of 2004, which ended September 24, 2003. For the quarter, the Company reported a net loss of  $301,000, or $0.06 per share, compared to a nominal loss of $10,000 or $0.00 per share reported during the first quarter of the prior fiscal year.

Roger Laverty, Diedrich’s Chief Executive Officer stated “The Company’s business is highly seasonal, with the first quarter being the weakest quarter of our fiscal year and the second quarter being the strongest.  The first quarter includes the slow summer season while the second quarter includes the holiday season, a peak business period for our shopping mall based Gloria Jean’s coffeehouses.  We’ve taken advantage of our slower first quarter to implement programs that we believe will produce future benefits although they have somewhat increased short-term costs.”

Laverty went on to say “The program initiatives allocate additional financial and human resources to our core operations.  We began a major improvement program for our Southern California company operated Diedrich Coffee stores, installed new in-store operating systems, and also significantly increased our in-store staffing and supervisory personnel.  These changes are designed to provide our customers with an even more pleasurable experience in our coffeehouses and reverse the recent trend in same store sales.  At the same time we have dedicated senior management to the Gloria Jean’s franchise operation, by far our greatest growth opportunity.   Cost of the new initiatives affected first quarter results but represent an important investment in the Company’s future.”

Revenue

Revenue declined in the first quarter versus the prior year, as expected.  During the past year, we closed several units, including our remaining units in the Arizona market, and sold several company owned Gloria Jean’s locations to new franchisees.  Same store sales declined for the quarter, but improved versus the trend experienced in the last quarter of fiscal 2003.

Total revenue for the twelve weeks ended September 24, 2003, was $11,311,000, a decrease of $1,035,000 (8.4%) compared with revenue of $12,346,000 for the prior year period. This decrease consists of a $984,000 (12.5%) decline in retail sales and a $161,000 (5.3%) decline in wholesale revenue, partially offset by an increase in franchise revenue of $110,000 (7.6%).

The decline in retail sales for the first quarter versus the prior year quarter was primarily the result of the planned closure of six stores and the sale of six Company operated units to franchisees.  The divestiture of the 12 units resulted in a $741,000 reduction in retail sales. The decline in retail sales was also due to negative comparable store sales of 3.3% for Company operated stores during the quarter.  An increase of $22,000 in e-commerce sales slightly offset the other decreases.

The decline in wholesale revenue primarily reflects $200,000 (15.0%) lower sales of roasted coffee to franchisees, as a result of 19 fewer domestic franchise stores in the current year quarter, and a slight decrease in wholesale revenue from chain restaurants and specialty retailers.  These reductions were partially offset by an increase of $62,000 (4.6%) in office coffee service sales.

Franchise revenue increased $110,000 (7.6%) primarily due to a dissolution settlement of the Malaysia franchise agreement.  A $44,000 (3.6%) decline in franchise royalties was the net impact of a decrease in domestic royalties, partially offset by an increase in international royalties. The Company had 19 fewer domestic franchise stores at quarter end versus the prior year, but 52 more international franchised outlets, for a 33 unit net increase in worldwide franchise locations.  Although royalty fees from international franchises are lower than those from domestic franchises, the international market offers great promise for growth.

System-wide comparable store sales at Gloria Jean’s units open at least one year increased 0.6% during the first fiscal quarter, compared to the prior year quarter. System-wide comparable store sales at Diedrich Coffee brand coffeehouses declined 5.7% for the quarter, as compared with the prior year, while comparable store sales at the Company’s Coffee People locations declined 0.4% during this same period.

Costs and Expenses

Cost of sales and related occupancy costs decreased from 46.3% of revenue in the prior year quarter to 45.2% in the current quarter. While occupancy costs as a percentage of revenue showed little change, cost of sales showed improvement in both the retail and wholesale segments. The retail improvement resulted primarily from our investment in new in-store operating systems to help us better control costs.  The wholesale improvement resulted from our decision in the fourth quarter of fiscal 2003 to purchase equipment used to package our Keurig products; the royalty we previously paid had been included in cost of sales.

Overall, operating expenses remained constant year to year, at 32.7% of total revenue.  Retail operating expenses as a percentage of revenue increased as a result of our decision to improve customer service by increasing staff at the stores.  However, the retail percentage increase was offset by a reduction in operating expenses in our wholesale and franchise segments. For the current quarter, general and administrative expense increased 2.0% as a percentage of revenue, primarily due to the decline in revenue discussed above and also due to the addition of a Director of Store Operations as well as other store supervisory staff.  The purpose of the staff additions is to improve future operating performance.

Conference Call

Diedrich Coffee will be discussing these financial results and future prospects with analysts and investors in a conference call.  The conference call, hosted by Roger Laverty, CEO, Marty Lynch, CFO, and Matt McGuinness, EVP-Corporate Development, will take place on November 5, 2003 at 2:00 p.m. Pacific Time, 5:00 p.m. Eastern Time.  The conference call is simultaneously being webcast by CCBN and can be accessed at Diedrich Coffee’s website at www.diedrich.com.  A replay of the conference call will also be available by telephone at (800) 428-6051, pass code I.D. 311862, from 7:00 p.m. EST on November 5, 2003 through midnight on November 19, 2003.

About Diedrich Coffee

With headquarters in Irvine, California Diedrich Coffee specializes in sourcing, roasting and selling the world’s highest quality coffees. The Company’s three brands are Gloria Jean’s Coffees, Diedrich Coffee, and Coffee People. The Company’s 430 retail outlets, the majority of which are franchised, are located in 35 states and 10 foreign countries. Diedrich Coffee also sells its coffees through more than 230 wholesale accounts including office coffee service distributors, restaurants and specialty retailers, via mail order and the Internet. For more information about Diedrich Coffee, call 800/354-5282, or visit the Company’s Web sites at www.diedrich.com, www.gloriajeans.com, or www.coffeepeople.com.

Forward Looking Statements

Statements in this news release that relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and fall under the safe harbor. Actual results and financial position could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including, but not limited to, the ability to properly manage the repayment of the Company’s indebtedness, the successful management of Diedrich Coffee’s growth strategy, the impact of competition, the availability of working capital and other risks and uncertainties described in detail under “Risk Factors and Trends Affecting Diedrich Coffee and its Business” in the Company’s annual report on Form 10-K/A for the fiscal year ended July 2, 2003.

Information Contact:

Marty Lynch, Chief Financial Officer                               (949) 260-6788

DIEDRICH COFFEE, INC.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(UNAUDITED)

(in thousands, except per share amounts)

OPERATIONS DATA:

	Twelve Weeks Ended September 24, 2003	Twelve Weeks Ended September 25, 2002
Retail sales	$6,873	$7,857
Wholesale and other revenue	2,874	3,035
Franchise revenue	1,564	1,454
Total revenue	11,311	12,346
Cost of sales and related occupancy costs	5,111	5,712
Operating expenses	3,700	4,031
Depreciation and amortization	587	445
General & administrative expenses	2,144	2,093
(Gain) loss on asset disposals	—	(20)
Provision for asset impairment & restructuring	4	—
Total costs and expenses	11,546	12,261
Operating income (loss)	(235)	85
Interest expense and other income, net	(57)	(82)
Income (loss) before income tax provision	(292)	3
Income tax provision	9	13
Net loss	$(301)	$(10)
Basic and diluted net loss per share:	$(0.06)	$(0.00)
Basic and diluted weighted average shares outstanding	5,161	5,161

BALANCE SHEET AND RETAIL UNIT COUNT DATA:

	September 24, 2003	July 2, 2003
Cash	$1,763	$2,625
Accounts receivable, net	2,517	2,454
Inventories	3,251	2,611
Other assets	18,350	18,852
Total assets	$25,881	$26,542
Accounts payable	$2,072	$2,108
Current portion of long-term debt	1,517	1,459
All other current liabilities	3,929	3,875
Long-term debt, excluding current portion	1,107	1,491
Other non-current liabilities	968	1,020
Total stockholders’ equity	16,288	16,589
Total liabilities and stockholders’ equity	$25,881	$26,542

Domestic retail stores	207	211
International retail stores	223	206
Total retail stores (Company and franchise, all brands)	430	417